Exhibit 99.1

Intel Corporation 2200 Mission College Blvd. Santa Clara, CA 95054-1549

CFO Commentary on Second-Quarter 2013 Results

Summary
Second quarter revenue of $12.8B was up 2% sequentially, in line with the average seasonal increase in the second quarter and in line with our expectations. The worldwide PC supply chain saw a small increase in inventory levels in the second quarter as customers began building inventory of Haswell based PCs. Gross margin of 58% was consistent with our guidance and up 2 points from the first quarter as a result of the qualification for sale of additional Haswell products and higher volume. As expected, the reduction in excess capacity charges in the second quarter was mostly offset by an increase in 14nm factory start-up costs. Operating income for the second quarter was $2.7B with earnings per share of $0.39.

(All forecasts refer to the midpoint of the forecast ranges). We are forecasting revenue of $13.5B for the third quarter, up 5% from the second quarter, which is at the lower end of the historical seasonal range. We expect our customers to continue to manage inventories to very lean levels. We expect third quarter gross margin to increase by 3 points to 61% as we qualify our Baytrail product line for sale, increase our volume, and reduce our factory start-up costs.

We are forecasting the overall PC market segment for 2013 to be weaker than we expected at the beginning of the year. Our expectations are now that revenue will be approximately flat to last year. Our gross margin forecast for the year is now 59% versus the prior forecast of 60 percent. Additionally we have reduced our forecast for capital spending by $1.0B to $11.0B. Lastly, as a result of spending reductions across the company we are lowering our spending forecast for the year by $200M to $18.7B.

The second quarter 2013 results when compared to the second quarter from a year ago were the following:

•	Revenue of $12.8B was down 5%, from $13.5B

•	Gross margin of 58.3% was down 5.1 points from 63.4%

•	Operating income of $2.7B was down 29% from $3.8B

•	Net income of $2.0B was down 29% from $2.8B

•	Earnings per share of $0.39 was down 28% from $0.54

Second Quarter 2013

Revenue
Revenue of $12.8B was up 2% sequentially and down 5% from a year ago. PC and Data Center platform* volumes were up 5% when compared to the first quarter. Platform* average selling prices were down 2% when compared to the first quarter.

•
The PC Client Group had revenue of $8.1B, up 1% from the first quarter with platform volumes up 5% and platform average selling prices down 3%. Year over year, PC Client Group revenue was down 7% with platform volume down 5% and platform average selling prices flat. On a year on year basis, desktop platform volume was down 3% and desktop platform average selling prices were up 6%. On a year on year basis, notebook platform volume was down 7% and notebook platform average selling prices were down 4%.

•
The Data Center Group had revenue of $2.7B, up 6% from the first quarter with platform volumes up 6% and platform average selling prices down 1%. Year over year, Data Center Group revenue was flat with platform volume up 1% and platform average selling prices were down 1%.

•	The other Intel architecture group had revenue of $0.9B, down 4% from the first quarter. Year over year, the other Intel architecture group's revenue was down 15%.

•	The Software and Services Group had revenue of $610M, up 4% from the first quarter. Year over year, the Software and Services Group revenue was up 4%.

Gross Margin
Gross margin dollars were $7.5B, up $0.4B compared to the first quarter. Gross margin of 58.3% was 2.1 points higher than the first quarter and up 0.3 point when compared to the midpoint of the Outlook provided on April 16th.

Gross Margin Reconciliation: Q1'13 to Q2'13 (56.2% to 58.3%, up 2.1 points)
[note: point attributions are approximate]

•	+ 2.0 points: Lower excess capacity charges

•	+ 1.0 point: Lower platform* inventory write-offs (primarily lower pre-qualification product costs and higher sell-through of previously non-qualified units)

•	+ 0.5 point: Higher platform* volume

•	+ 0.5 point: Miscellaneous

•	- 2.0 points: Other Cost of Sales (primarily higher 14nm factory start-up costs)

Gross Margin Reconciliation: Q2'13 Outlook to Q2'13 (58% +/- couple points to 58.3%, up 0.3 point)
[note: point attributions are approximate]

•	- 1.0 point: Higher platform* inventory write-offs (primarily pre-qualification product costs)

•	+ 0.5 point: Lower platform* unit costs

•	+ 0.5 point: Miscellaneous

Gross Margin Reconciliation: Q2'12 to Q2'13 (63.4% to 58.3%, down 5.1 points)
When comparing to the second quarter from a year ago gross margin was down 5.1 points primarily due to higher other costs of sales (primarily factory start-up costs) and higher platform* pre-qualification product costs, offset partially by lower platform* unit costs.

*PC Client Group and Data Center Group microprocessors and chipsets

Spending
Spending for R&D and MG&A was $4.7B, up ~$200M from the first quarter and in line with the Outlook provided in April. The increase from the first quarter is driven primarily by an increase in marketing spending associated with the launch of Haswell, as well as annual salary increases. R&D and MG&A as a percentage of revenue was 37%, up from the first quarter. Depreciation was $1.7B, in line with expectations.

Amortization of acquisition related intangibles was $70M, in line with expectations.

Other Income Statement Items
Gains and losses on equity investments and interest and other income was a net loss of $26M compared to a $76M net loss in the first quarter and our Outlook of approximately zero. The lower net loss relative to the first quarter was driven primarily by dividends received as a result of our equity investment in ASML.

The provision for taxes in the second quarter was at a 25.7% tax rate, down from our previous expectations of 27%.

Balance Sheet and Cash Flow Items
On the balance sheet, total cash investments^^ ended the quarter at $17.4B, up $0.3B from the first quarter. $10.3B of the total $17.4B total cash investments^^ is held by non-U.S. subsidiaries. Cash flow from operations in the second quarter was approximately $4.7B. During the second quarter, we paid approximately $1.1B in dividends, purchased $2.7B in capital assets and repurchased $0.6B in stock. Total inventories were up $184M.

Other Items
The total number of employees was up approximately 1K from the first quarter at 106K.

Diluted shares outstanding increased by 26M shares from the first quarter and decreased by 93M shares from the second quarter a year ago.

^^ Cash and cash equivalents, short-term investments, and marketable debt instruments included in trading assets

Q3 2013 Outlook
Intel's Business Outlook for the third quarter does not include the effect of any business combinations, asset acquisitions, divestitures, or other investments that may be completed after July 17th. The midpoint of the forecast ranges will be referred to when making comparisons to specific periods.

Revenue
Revenue is expected to be $13.5B, plus or minus $500M in the third quarter. The midpoint of this range is up 5% from the second quarter.

Gross Margin
Gross margin in the third quarter is expected to be 61%, plus or minus a couple points, up 2.7 points from the second quarter.

Gross Margin Reconciliation: Q2'13 to Q3'13 Outlook (58.3% to 61% +/- a couple points)
[note: point attributions are approximate]

•	+ 2.0 points: Lower platform* inventory write-offs (lower pre-qualification product costs and higher sell-through of previously non-qualified units)

•	+ 1.0 point: Higher platform* volume

•	+ 0.5 point: Lower factory start-up costs

•	- 0.5 point: Lower platform* average selling prices

Spending
Spending for R&D and MG&A in the third quarter is expected to be approximately $4.8B, up ~$100M from the second quarter. We expect the spending on process engineers reclassified from cost of sales to R&D, as well as an increase in profit dependent spending to be mostly offset by a variety of spending reductions across the company.

Depreciation is forecasted to be approximately $1.7B, flat from the second quarter.

Amortization of acquisition-related intangibles is forecasted to be approximately $70M.

Other Income Statement Items
Gains and losses from equity investments and interest and other income are expected to be a net gain of approximately $400M, compared to a net loss of $26M in the second quarter. The expected increase relative to the second quarter is driven by a gain on the sale of our equity investment in Clearwire.

*PC Client Group and Data Center Group microprocessors and chipsets

2013 Outlook
The Outlook for full year 2013 does not include the effect of any acquisitions, divestitures or similar transactions that may be completed after July 17th.

Revenue
Revenue for the year is expected to be approximately flat from a year ago vs. prior expectations to grow in the low single digits.

Gross Margin
Gross margin for the year is expected to be 59% plus or minus a couple points, down versus our prior expectation of 60%.

Spending
Spending for R&D and MG&A for the year is now expected to be $18.7B plus or minus $200M, down $200M from prior expectations.

Amortization of acquisition-related intangibles is still expected to be approximately $300M.

Depreciation for the year is still forecasted to be approximately $6.8B plus or minus $100M.

Other Income Statement Items
The tax rate for each of the remaining quarters of 2013 is expected to be 26%.

Balance Sheet and Cash Flow Items
Capital spending for 2013 is expected to be $11.0B plus or minus $500M, down $1.0B from prior expectations.

Risk Factors
The above statements and any others in this document that refer to plans and expectations for the third quarter, the year and the future are forward-looking statements that involve a number of risks and uncertainties. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “should” and their variations identify forward-looking statements. Statements that refer to or are based on projections, uncertain events or assumptions also identify forward-looking statements. Many factors could affect Intel's actual results, and variances from Intel's current expectations regarding such factors could cause actual results to differ materially from those expressed in these forward-looking statements. Intel presently considers the following to be the important factors that could cause actual results to differ materially from the company's expectations.

•
Demand could be different from Intel's expectations due to factors including changes in business and economic conditions; customer acceptance of Intel's and competitors' products; supply constraints and other disruptions affecting customers; changes in customer order patterns including order cancellations; and changes in the level of inventory at customers. Uncertainty in global economic and financial conditions poses a risk that consumers and businesses may defer purchases in response to negative financial events, which could negatively affect product demand and other related matters.

•
Intel operates in intensely competitive industries that are characterized by a high percentage of costs that are fixed or difficult to reduce in the short term and product demand that is highly variable and difficult to forecast. Revenue and the gross margin percentage are affected by the timing of Intel product introductions and the demand for and market acceptance of Intel's products; actions taken by Intel's competitors, including product offerings and introductions, marketing programs and pricing pressures and Intel's response to such actions; and Intel's ability to respond quickly to technological developments and to incorporate new features into its products.

•
The gross margin percentage could vary significantly from expectations based on capacity utilization; variations in inventory valuation, including variations related to the timing of qualifying products for sale; changes in revenue levels; segment product mix; the timing and execution of the manufacturing ramp and associated costs; start-up costs; excess or obsolete inventory; changes in unit costs; defects or disruptions in the supply of materials or resources; product manufacturing quality/yields; and impairments of long-lived assets, including manufacturing, assembly/test and intangible assets.

•
The tax rate expectation is based on current tax law and current expected income. The tax rate may be affected by the jurisdictions in which profits are determined to be earned and taxed; changes in the estimates of credits, benefits and deductions; the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties; and the ability to realize deferred tax assets.

•
Gains or losses from equity securities and interest and other could vary from expectations depending on gains or losses on the sale, exchange, change in the fair value or impairments of debt and equity investments; interest rates; cash balances; and changes in fair value of derivative instruments.

•
Intel's results could be affected by adverse economic, social, political and physical/infrastructure conditions in countries where Intel, its customers or its suppliers operate, including military conflict and other security risks, natural disasters, infrastructure disruptions, health concerns and fluctuations in currency exchange rates.

•
Expenses, particularly certain marketing and compensation expenses, as well as restructuring and asset impairment charges, vary depending on the level of demand for Intel's products and the level of revenue and profits.

•	Intel's results could be affected by the timing of closing of acquisitions and divestitures.

•
Intel's results could be affected by adverse effects associated with product defects and errata (deviations from published specifications), and by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust, disclosure and other issues, such as the litigation and regulatory matters described in Intel's SEC reports. An unfavorable ruling could include monetary damages or an injunction prohibiting Intel from manufacturing or selling one or more products, precluding particular business practices, impacting Intel's ability to design its products, or requiring other remedies such as compulsory licensing of intellectual property.

A detailed discussion of these and other factors that could affect Intel's results is included in Intel's SEC filings, including the company's most recent reports on Form 10-Q and Form 10-K.